Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, June 2, 2009	302-857-3292

DOVER MOTORSPORTS, INC. REGAINS COMPLIANCE WITH

NEW YORK STOCK EXCHANGE LISTING STANDARDS

Dover Motorsports, Inc. (NYSE: DVD) today announced receipt of notice from the New York Stock Exchange (“NYSE”) informing the Company that it is in compliance with revised NYSE standards for continued listing. As previously announced, on February 20, 2009, the Company was notified that it was below the NYSE’s continued listing criteria because its average market capitalization over a consecutive 30 trading-day period and total stockholders’ equity had fallen below the $75 million required. The Securities and Exchange Commission has just approved the lowering of those thresholds by the NYSE to $50 million. The Company currently satisfies the revised listing standards and is in compliance with other continued listing standards. The change in thresholds is effective through October 30, 2009, but the NYSE has indicated that it expects to seek a rule filing that will make the lower thresholds permanent in the near future.

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate four tracks in three states, and present more than 400 motorsports events each year. This includes 14 major, national events which include races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., Memphis Motorsports Park in Memphis, Tenn., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.